Exhibit 5
                                                                    ---------

                                               October 9, 2001

Synaptic Pharmaceutical Corporation
Board of Directors
215 College Road
Paramus, New Jersey 07652
Gentlemen:

     We have acted as special counsel for Synaptic Pharmaceutical Corporation. (the "Company") in connection with the preparation, execution and filing of Post-effective Amendment No. 2 to Form S-8 Registration Statement under the Securities Act of 1933 relating to the registration of an additional 1,500,000 shares of the Company's common stock, $.01 par value ("Common Stock"), which may be issued pursuant to the Company's 1996 Incentive Plan, as amended and restated (the "Plan").

     In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such documents, records and instruments and such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that any newly issued shares of Common Stock issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                               Very truly yours,

                                               Baker Botts L.L.P.